EXHIBIT 32.2

The certification set forth below is being submitted in connection with the Quarterly Report on Form 10-Q of Shire Pharmaceutical Group plc for the Quarter ended September 30, 2003 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Matthew Emmens, the Chief Executive and Angus Russell, the Group Finance Director of Shire Pharmaceuticals Group plc, each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Shire Pharmaceuticals Group plc.

Date: November 14, 2003

/s/ Matthew Emmens
Matthew Emmens
Chief Executive

/s/ Angus Russell
Angus Russell
Group Finance Director